Exhibit 10.6

Lemonade, Inc.

May 25, 2017

Timothy E. Bixby
[            ]

Dear Tim,

I am pleased to offer to you an employment with Lemonade, Inc. a Delaware corporation, f/k/a Lemonade Group, Inc., (the “Company”), as the Chief Financial Officer of the Company, commencing June 1, 2017, or such later date as shall be agreed upon between us in writing following your acceptance of this offer. Your primary duties will include overseeing the financial, legal and administrative functions of the Company. Additionally, you will have such duties and responsibilities as may be determined by the Company’s management from time to time. You will be reporting to the Company’s CEO.

Your initial base annual salary will be $300,000, inclusive of all applicable income, social security and other taxes and charges that are required by law to be withheld by the Company, payable in accordance with the Company’s normal payroll practice for its similarly situated employees from time to time in effect.

You will be entitled to twenty (20) paid vacation days during each calendar year, prorated for partial years of employment, subject to any and all accrual caps imposed by the Company’s standard policies, as in effect from time to time.

The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company in accordance with such procedures and policies as the Company may establish from time to time.

You will be entitled to participate in the Company’s medical insurance plan in effect from time to time, provided, that Company’s participation in the premium cost shall not exceed $850 per month (employee only), $1,050 per month (employee + spouse/child(ren)), or $1,350 (employee + family) per month, with any excess cost to be paid by you. In lieu of offering you such participation, subject to applicable laws, the Company may pay you an additional compensation at a monthly rate of $200 (inclusive of all applicable income and other taxes) payable monthly along with each base salary payment.

Your employment with the Company shall be on an at-will basis. Either the Company or you may terminate your employment with the Company, at any time and for any reason, upon 60 days prior written notice. The Company may, at its sole discretion, in lieu of continuing your employment during such notice period, terminate your employment effective any time during such notice period and pay you as severance payment a lump sum amount equal to the base salary that you would have been entitled to from the effective date of such termination through the end of the notice period.

In addition, the Company may terminate your employment for Cause without any prior notice. The term “Cause” as used herein shall mean any one or more of the following: (a) your conviction for any felony involving moral turpitude or affecting the Company or any affiliated company; (b) your embezzlement of funds of the Company or any affiliated company; (c) any breach of your fiduciary duties or duties of care towards the Company or any affiliated company (including without limitation any disclosure of confidential information of the Company or any affiliated company or any breach of a non-competition undertaking); (d) any conduct in bad faith reasonably determined by the board of directors of the Company to be materially detrimental to the Company or, with respect to any affiliated company, reasonably determined by the board of directors of such affiliated company to be materially detrimental to either the Company or such affiliated company; or (e) any breach of your undertakings under your nondisclosure, developments assignment and non-compete covenants with the Company.

The employment offered to you hereby is conditioned on your returning a copy of this offer letter executed by you at the space provided below, along with an executed copy of the form attached as Exhibit A hereto containing your nondisclosure, developments assignment and non-compete covenants, no later than June 1, 2017.

[signature page follows]

I welcome the opportunity to work with you and I look forward to a mutually beneficial relationship.

Sincerely

/s/ Daniel Schreiber
Daniel Schreiber
CEO

I hereby accept employment with Lemonade, Inc. under the terms of the foregoing letter.

/s/ Tim Bixby
Timothy E. Bixby

Date:	May 30, 2017